As filed with the Securities and Exchange Commission on March 25, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENCANA CORPORATION
(Exact name of registrant as specified in its charter)
Canada	Not Applicable
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Suite 4400, 500 Centre Street S.E., P.O. Box 2850 Calgary, Alberta, Canada T2P 2S5 (403) 645-2000 Attention: Corporate Secretary
(Address and Telephone Number of Registrant’s principal executive offices)

CT Corporation System 111 Eighth Avenue New York, New York 10011 (212) 894-8940
(Name, address and telephone number of agent for service)

Copies to:
David F.C. Sheridan Encana Corporation Suite 4400, 500 Centre Street S.E., P.O. Box 2850 Calgary, Alberta, Canada T2P 2S5 (403) 645-2000	Andrew J. Foley Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, N.Y. 10019-6064 (212) 373-3000	Chad C. Schneider Blake, Cassels & Graydon LLP 3500, 855- 2nd Street S.W. Calgary, Alberta, Canada T2P 4J8 (403) 260-9600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.	☒
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.	☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

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If this Form is a post-effective amendment filed pursuant to Rule-462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

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If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.

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If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.
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CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of registration fee (2)
Common Shares (3)	22,000,000 shares	US$19.29	US$424,380,000	US$57,885.43

(1)
Based on the average of the high and low prices of the common shares of Encana Corporation on March 21, 2013 on the New York Stock Exchange, and estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
US$8,028.80 was previously paid in connection with unsold securities registered under the Registrant’s registration statement on Form F-3 (File No. 333-150453), initially filed with the Securities and Exchange Commission (the “Commission”) on April 25, 2008.  Accordingly, pursuant to Rule 457(p) of the General Rules and Regulations under the Securities Act, US$8,028.80 is being offset against the amount of registration fee due for this Registration Statement.

(3)
Includes rights to purchase additional shares pursuant to the Registrant’s Shareholder Rights Plan effective as of July 30, 2001, as amended and restated as of September 13, 2001, April 28, 2004 and April 21, 2010. No separate consideration is paid for these rights and, as a result, the registration fee for these rights is included in the fee for the shares registered hereby.

If as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 shall apply to this Registration Statement.

PART I

INFORMATION REQUIRED IN PROSPECTUS

I-1

ENCANA CORPORATION

22,000,000 Common Shares

DIVIDEND REINVESTMENT PLAN

On April 21, 2008, Encana Corporation (“Encana”, the “Corporation”, “we” or “us”) established a dividend reinvestment plan (the “Previous Plan”) to provide holders of the common shares (“Common Shares”) of the Corporation with a simple and convenient method of investing cash dividends in additional Common Shares.

Effective March 25, 2013, we adopted a new plan (the “Plan”) which amends and restates the Previous Plan and registered 22,000,000 Common Shares for distribution pursuant to the Plan.

A Plan participant may obtain additional Common Shares by automatically reinvesting all or any portion of the cash dividends paid on Common Shares held by the Plan participant without paying any brokerage commissions, administrative costs or other service charges. Our dividends have historically been paid quarterly on March 31, June 30, September 30 and December 31, or if such day is not a business day, on the previous business day.

The Common Shares are listed on the Toronto Stock Exchange (the “TSX”) and on the New York Stock Exchange (the “NYSE”) under the symbol “ECA”. On March 21, 2013, the closing price of the Common Shares on the TSX and the NYSE was CDN$19.51 and US$19.05, respectively.

The Plan shares acquired by the Plan agent under the Plan will, at the sole option of the Corporation, either be Common Shares issued from the treasury of the Corporation (which may be issued with or without a discount to the Average Market Price, as defined below) or be Common Shares acquired on the open market through the facilities of the TSX or the NYSE, as applicable, or a combination of both. The purchase price of Common Shares acquired through the open market (the “Market Purchase Shares”) will be 100 percent of the average purchase price of the Common Shares purchased on behalf of the participants on the TSX and/or the NYSE, as applicable, on the date that such Market Purchase Shares were acquired by the Plan agent. The purchase price of Common Shares purchased on behalf of Plan participants by the Plan agent through a treasury purchase (the “Treasury Purchase Shares”) will be (i) 100 percent of the volume weighted average price of the Common Shares traded on the TSX (with respect to Treasury Purchase Shares acquired on behalf of participants resident in Canada) or the NYSE (with respect to Treasury Purchase Shares acquired on behalf of participants resident in any jurisdiction other than Canada), as applicable, for the five trading days preceding the dividend payment date (in respect of Treasury Purchase Shares, the “Average Market Price”); or (ii) if determined by the Board of Directors of Encana, in their sole discretion, at any time, the Average Market Price less a discount to the Average Market Price (such discount not to exceed five (5) percent). The volume weighted average price for the five trading days preceding March 21, 2013 for the Common Shares on the TSX and the NYSE was CDN$20.29 and US$19.85, respectively.

We cannot estimate anticipated proceeds from sales of Common Shares pursuant to the Plan, which will depend upon the market price of the Common Shares, the extent of shareholder participation in the Plan and other factors. We will not pay underwriting commissions in connection with the Plan but will incur costs of approximately US$456,855.43 in connection with this offering.

We urge you to carefully read the “Risk Factors” section beginning on page 1, where we describe risks associated with the Plan and our business and operations, before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

Our principal executive offices are located at Suite 4400, 500 Centre Street S.E., P.O. Box 2850, Calgary, Alberta T2P 2S5, Canada, and our telephone number is (403) 645-2000.

The date of this prospectus is March 25, 2013

RISK FACTORS

Before you decide to participate in the Plan and invest in the Common Shares, you should be aware of the following material risks in making such an investment. You should consider carefully these risk factors together with all risk factors and information included or incorporated by reference in this prospectus, including the risk factors set forth in our Annual Information Form and our Management's Discussion and Analysis, included in our Annual Report on Form 40-F, before you decide to participate in the Plan and purchase Common Shares. In addition, you should consult your own financial and legal advisors before making an investment.

Risks Related to the Plan

You will not know the price of the Common Shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of the Common Shares may fluctuate between the time you decide to purchase Common Shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance with the Exchange Act, we also file reports with and furnish other information to the United States Securities and Exchange Commission (the “SEC”).  Under the multi-jurisdictional disclosure system adopted by the United States, these reports and other information (including financial information) may be prepared, in part, in accordance with the disclosure requirements of Canada, which differ from those in the United States.  Any document we file with or furnish to the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 or contact them at www.sec.gov for further information on the operation of the Public Reference Room.  Our filings are also available electronically from the SEC’s Electronic Document Gathering and Retrieval System (EDGAR) at www.sec.gov. You may also want to visit our website at www.encana.com for further information.

We have filed under the United States Securities Act of 1933, as amended (the “Securities Act”) a registration statement on Form F-3 relating to our Plan. This prospectus forms a part of the registration statement. This prospectus does not contain all of the information included in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. You are encouraged to refer to the registration statement and the exhibits that are incorporated by reference into it for further information about us and the Common Shares. Statements contained in this prospectus describing provisions of the Plan are not necessarily complete, and in each instance reference is made to the copy of the Plan which is included as an exhibit to the registration statement, and each such statement in this prospectus is qualified in all respects by such reference.

DOCUMENTS INCORPORATED BY REFERENCE

We incorporate by reference the following documents we filed under the Exchange Act with the SEC:

1.	Our Annual Report on Form 40-F for the fiscal year ended December 31, 2012, filed with the SEC on February 21, 2013 (the “Annual Report on Form 40-F”);

2.	A description of the Common Shares filed with our Registration Statement on Form 40-F, filed with the SEC on October 29, 2009;

3.	Exhibit 99.2 to our Report on Form 6-K, relating to the Corporation’s Restated Certificate of Incorporation and Restated Articles of Incorporation, furnished to the SEC on December 2, 2009;

4.	Our Report on Form 6-K, relating to By-Law No. 1 of the Corporation and its Amended and Restated Shareholder Rights Plan, furnished to the SEC on April 27, 2010; and

5.	Our Report on Form 6-K, relating to our Material Change Report, furnished to the SEC on January 15, 2013.

In addition, all subsequent annual reports on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Form 10-Q or Form 8-K, that we file pursuant to the Exchange Act prior to the termination of this offering, are hereby incorporated by reference into this prospectus. Also, we may incorporate by reference our future reports on Form 6-K subsequent to the date of this prospectus by stating in the Form 6-K that they are being incorporated by reference into this prospectus.

Any statement contained in this prospectus or in a document (or part thereof) incorporated by reference, or deemed to be incorporated by reference, in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in the prospectus or in any subsequently filed document (or part thereof) that also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes.

Any person to whom a prospectus is delivered, including any beneficial owner, may obtain without charge, upon written or oral request, a copy of the Plan or of any of the documents incorporated by reference herein, except for the exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. Requests should be directed to: Suite 4400, 500 Centre Street S.E., P.O. Box 2850, Calgary, Alberta, Canada T2P 2S5, Attention: Corporate Secretary, Telephone Number: (403) 645-2000.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are a corporation incorporated under and governed by the Canada Business Corporations Act (“CBCA”). Some of our officers and directors, and some of the experts named in this prospectus and the documents incorporated by reference herein, are Canadian residents, and many of our assets or the assets of our officers and directors and experts are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for United States investors to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for United States investors to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our officers and directors and experts under the United States federal securities laws or the securities law of any state of the United States.

We have been advised by our Canadian counsel, Blake, Cassels & Graydon LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Blake, Cassels & Graydon LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

We have appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as our agent in the United States upon which service of process against us may be made in any action based on this prospectus.

FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus and the documents incorporated by reference herein constitute forward-looking statements or information (collectively referred to as “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995, relating to, but not limited to, our operations, anticipated financial performance, business prospects and strategies. Forward-looking statements typically contain statements with words such as “anticipate”, “believe”, “expect”, “plan”, “intend”, “agreed to”, “is to”, “forecast”, “target”, “project”, “objective”, “strategy”, “strives” or similar words suggesting future outcomes or statements regarding an outlook. Forward-looking statements in or incorporated by reference into this prospectus include, but are not limited to, statements with respect to: achieving the Corporation’s focus on growing its strong portfolio of diverse resource plays producing natural gas, oil and natural gas liquids (“NGLs”); achieving its key business objectives of maintaining financial strength; optimizing capital investments; continuing to pay a stable dividend as it pursues low-cost production growth; expectation for its portfolio of reserves and economic contingent resources in high-growth resource plays to serve as the foundation for the Corporation’s long-term strategy of accelerating the value recognition of its assets; ability to continue entering prospective plays early and leveraging technology to unlock resources and build productive capacity at low cost; expanding the use of natural gas in North America; achieving operating efficiencies, lowering cost structures and success of resource play hub model; anticipated future proceeds from various joint venture, partnership and other agreements entered into by the Corporation, including the successful implementation of and other expected benefits to be generated from those agreements; ability to fund future development costs associated with joint venture, partnership and other agreements; ability to successfully continue employing Encana’s manufacturing-style development and attain capital and operating efficiencies on an ongoing basis and across Encana’s portfolio; achieving capital investment strategy of building long-term growth capacity and transitioning to a more diversified portfolio of production and cash flows; achieving the Corporation’s plan to continue focusing capital investment in liquids plays and minimizing investment in dry natural gas plays; attracting third party capital investments and expectation for the same to provide additional financial flexibility, value recognition of the Corporation’s assets, reduction of the risk of early life plays and improvement of project returns; anticipated expansion of plant processing and NGL extraction capacities and their anticipated on-stream dates; anticipated date of first production at Deep Panuke; projections contained in our corporate guidance (including estimates of cash flow including per share, natural gas, oil and NGLs production, capital investment and our allocation, net divestitures, operating costs, and estimated sensitivities of cash flow and operating earnings); estimates of reserves, before and after royalties, including by product types and locations, under different price cases, and net present values of future net revenues for reserves using forecast prices and costs and SEC constant prices; production estimates before royalties; estimates of contingent resources; the potential of future ceiling test impairments and the reasons for such impairments; expectation that the discounted after-tax future net cash flows from proved reserves used in ceiling test calculations is not indicative of the fair market value of Encana’s oil and gas properties or of the future net cash flows expected to be generated from such properties; projections relating to the adequacy of our provision for taxes and legal claims; pending and potential litigation; the flexibility of capital spending plans and the source of funding therefore; the benefits of our risk management program, including the impact of derivative financial instruments; expectations surrounding environmental legislation including regulations relating to climate change and hydraulic fracturing and the impact such regulations could have on the Corporation; the level of expenditures for compliance with environmental legislation and regulations, including estimates of potential costs of carbon, operating costs, site restoration costs including abandonment and reclamation costs; projections that we have access to cash equivalents and a wide range of funding at competitive rates; our ability to meet payment terms of our suppliers and be in compliance with all financial covenants under our credit facility agreements; maintaining satisfactory credit ratings; the effect of our risk mitigation policies, systems, processes and insurance program; our expectations for future Net Debt to Debt Adjusted Cash Flow, Debt to Debt Adjusted Cash Flow, Debt to Adjusted EBITDA and Debt to Adjusted Capitalization ratios; expectation to fund certain commitments from Cash Flow; the expected impact and timing of various accounting pronouncements, rule changes and standards on us and our consolidated financial statements; future wells to be drilled and the timing and location thereof; future development plans for various resource plays; expectation for risk management contracts to mitigate market risk associated with future cash flows; expectation to fund future development costs associated with reserves with future cash flows, available cash balances, divestitures, joint ventures, or a combination of the foregoing, including the available capacity on our credit facilities and debt shelf prospectuses; the expected renewal of our Canadian dollar shelf prospectus in 2013; and the availability of large inventory of internal growth opportunities.

You are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intention or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur. These factors include, but are not limited to:

•
volatility of, and assumptions regarding natural gas and liquids prices, including substantial or extended decline of the same and their adverse effect on our operations and financial condition and the value and amount of our reserves;

•	assumptions based upon our current guidance;

•	fluctuations in currency and interest rates;

•
risk that we may not conclude divestitures of certain assets or other transactions or receive amounts contemplated under the transaction agreements (such transactions may include third-party capital investments, farm-outs or partnerships, which we may refer to from time to time as “partnerships” or “joint ventures” and the funds received in respect thereof which Encana may refer to from time to time as “proceeds”, “deferred purchase price” and/or “carry capital”, regardless of the legal form) as a result of various conditions not being met;

•	product supply and demand;

•	market competition;

•	risks of war, hostilities, civil insurrection, instability and economic conditions affecting countries in which we and our subsidiaries operate, including terrorist threats;

•	risks inherent in our and our subsidiaries' marketing operations, including credit risks;

•
imprecision of reserves estimates and estimates of recoverable quantities of natural gas and liquids from resource plays and other sources not currently classified as proved, probable or possible reserves or economic contingent resources, including future net revenue estimates;

•	marketing margins;

•	potential disruption or unexpected technical difficulties in developing new facilities;

•	unexpected cost increases or technical difficulties in constructing or modifying processing facilities;

•	risks associated with technology;

•	our ability to acquire or find additional reserves;

•	hedging activities resulting in realized and unrealized losses;

•	business interruption and casualty losses;

•	risk of us not operating all of our properties and assets;

•	counterparty risk;

•	downgrade in credit rating and its adverse effects;

•	liability for indemnification obligations to third parties;

•	variability of dividends to be paid;

•	our ability to generate sufficient cash flow from operations to meet our current and future obligations;

•	our ability to access external sources of debt and equity capital;

•	general economic and business conditions;

•	our ability to enter into or renew leases;

•	the timing and the costs of well and pipeline construction;

•	our ability to make capital investments and the amounts of capital investments;

•	imprecision in estimating the timing, costs and levels of production and drilling;

•	results of exploration, development and drilling;

•	imprecision in estimates of future production capacity;

•	our ability to secure adequate product transportation;

•	uncertainty in the amounts and timing of royalty payments;

•	imprecision in estimates of product sales;

•	changes in royalty, tax, environmental, greenhouse gas, carbon, accounting and other laws or regulations or the interpretations of such laws or regulations;

•	political and economic conditions in the countries in which we operate;

•	risks associated with existing and potential future lawsuits and regulatory actions made against us;

•	difficulty in obtaining necessary regulatory or other third party approvals;

•	risk arising from price basis differential;

•	risk arising from inability to enter into attractive hedges to protect our capital program;

•	our reliance on and our ability to attract and retain certain personnel; and

•	such other assumptions, risks and uncertainties described from time to time in our reports and filings with the Canadian securities authorities and the SEC.

Statements relating to “reserves” and “resources” are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the reserves and resources described exist in the quantities predicted or estimated, and can be profitably produced in the future.

We caution that the foregoing list of important factors is not exhaustive. Events or circumstances could cause our actual results to differ materially from those estimated or projected and expressed in, or implied by, these forward-looking statements. You should also carefully consider the matters discussed under “Risk Factors” and in the documents incorporated herein by reference. Furthermore, the forward-looking statements included in this prospectus and the documents incorporated by reference herein are made as of the date hereof and, except as required by law, we undertake no obligation to update publicly or otherwise revise any forward-looking statements or the foregoing list of factors affecting those statements, whether as a result of new information, future events or otherwise.

ENCANA CORPORATION

We are a leading North American energy producer that is focused on growing our strong portfolio of diverse resource plays producing natural gas, oil and NGLs. Our operations also include the marketing of natural gas, oil and NGLs.  All of our reserves and production are located in North America.

We employ a decentralized decision making structure and are currently divided into two operating divisions. The operating divisions are:

•
Canadian Division includes the exploration for, development of, and production of natural gas, oil and NGLs and other related activities within Canada. The following resource plays are located in the Division: Cutbank Ridge in northern British Columbia; Bighorn in west central Alberta; Peace River Arch in northwest Alberta; Clearwater in southern Alberta, including the emerging Clearwater Oil play; and Greater Sierra in northeast British Columbia. Emerging plays within the Division also include the Duvernay in west central Alberta. As well, the Deep Panuke natural gas project offshore Nova Scotia is included in the Division.

•
USA Division includes the exploration for, development of, and production of natural gas, oil and NGLs and other related activities within the U.S. The following resource plays are located in the Division:  Piceance in northwest Colorado; Jonah in southwest Wyoming; Haynesville in Louisiana; and Texas. Other and emerging plays within the Division include the Tuscaloosa Marine Shale in Louisiana and Mississippi, Eaglebine in east Texas, the Mississippian Lime in Oklahoma and Kansas, the DJ Niobrara in northern Colorado and the San Juan Basin in New Mexico.

USE OF PROCEEDS

The net proceeds from the sale of the Common Shares will be principally used for general corporate purposes. We have no basis for estimating precisely either the number of Common Shares that may be sold under the Plan or the prices at which such shares may be sold. The amount of proceeds that we will receive will depend upon the market price of the Common Shares, the extent of shareholder participation in the Plan and other factors.

THE PLAN

The following is a summary of the material attributes of the Plan. The summary does not purport to be complete and is subject to, and qualified in its entirety by, reference to the complete Plan that is filed as an exhibit to the registration statement of which this prospectus forms a part. The 22,000,000 Common Shares offered by this prospectus, if as and when distributed, will be distributed pursuant to the Plan, which is amended and restated as of March 25, 2013. Capitalized terms used in this summary and not defined elsewhere shall have the meaning attributed to them in the Plan.

Purpose of the Plan

The Plan permits holders of the Common Shares to automatically reinvest all or any portion of the cash dividends paid on their Common Shares in additional Common Shares. Common Shares distributed under the Plan will, at the option of the Corporation, be purchased by the agent appointed to administer the Plan (the “Plan Agent”) from the treasury of the Corporation or in the open market on a stock exchange, or a combination of both and, in each case, in the manner specified in the Plan.

Participation in the Plan

Eligibility

All registered and beneficial owners of Common Shares who are resident in Canada or in the United States can participate in the Plan. The Common Shares are registered under the Securities Act and are offered for sale in both Canada and the United States. Shareholders that are resident in jurisdictions other than Canada or the United States can also participate in the Plan, subject to any restrictions of laws in such shareholder’s jurisdiction of residence and provided such laws do not subject the Corporation or the Plan to any additional legal, regulatory, filing or registration requirements.

Enrollment — Registered Shareholders

Registered shareholders (other than Clearing and Depository Services, Inc. (“CDS”) or The Depository Trust Company (“DTC”)) may enroll all or any portion of their Common Shares in the Plan by completing and delivering to the Plan Agent, via facsimile or by mail in the manner provided for in the Plan, a duly completed and executed enrollment authorization form in the form provided by the Corporation and the Plan Agent for this purpose (the “Enrollment Form”). Registered shareholders may obtain the Enrollment Form by contacting the Plan Agent in any of the manners specified in the Plan or by following the instructions provided on the Corporation’s website at www.encana.com. Each of CDS and DTC will provide separate instructions to the Plan Agent regarding the extent of its participation in the Plan on behalf of beneficial owners of Common Shares.

The Enrollment Form or instructions from CDS or DTC, as applicable, will direct (or be deemed to direct, as applicable) the Corporation to forward to the Plan Agent all cash dividends in respect of Common Shares registered in the name of the participant that are enrolled in the Plan and will direct (or be deemed to direct, as applicable) the Plan Agent to reinvest such cash dividends, together with cash dividends in respect of Common Shares held by the Plan Agent for the participant’s account under the Plan, in Plan Shares (as defined below) in accordance with the Plan.

The Enrollment Form must be received by the Plan Agent no later than 4:00 p.m. (Toronto time) on the fifth (5th) business day immediately preceding a dividend record date in order to take effect on the dividend payment date to which such dividend record date relates. If the Enrollment Form is received by the Plan Agent from a registered shareholder after that time, the Enrollment Form will not take effect on such dividend payment date and will only take effect on the next following and subsequent dividend payment dates. Instructions from CDS or DTC must be received by the Plan Agent in accordance with the customary practices of CDS and DTC and as agreed to by the Plan Agent and the Corporation.

Enrollment — Beneficial Owners of Common Shares

Beneficial owners of Common Shares registered in the name of CDS, DTC or a nominee may not directly enroll in the Plan in respect of those Common Shares, but must instead either (i) transfer the Common Shares into their own name and then enroll such Common Shares in the Plan directly, or (ii) make appropriate arrangements with the broker, investment dealer, financial institution or other nominee who holds their Common Shares to enroll in the Plan on their behalf, either as a nominee that delivers a completed and executed Enrollment Form to the Plan Agent via facsimile or by mail in the manner provided for in the Plan, or, if applicable, as a CDS participant or a DTC participant through instructions from CDS or DTC, respectively.

Where a beneficial owner of Common Shares wishes to enroll in the Plan through a CDS participant or a DTC participant in respect of Common Shares registered through CDS or DTC, respectively, appropriate instructions must be received by CDS or DTC, as applicable, from the CDS participant or DTC participant not later than such deadline as may be established by CDS or DTC from time to time, in order for the instructions to take effect on the dividend payment date to which that dividend record date relates.

Instructions received by CDS or DTC after their internal deadline will not take effect until the next following dividend payment date. CDS participants and DTC participants holding Common Shares on behalf of beneficial owners of Common Shares registered through CDS or DTC must arrange for CDS or DTC, as applicable, to enroll such Common Shares in the Plan on behalf of such beneficial owners in respect of each dividend payment date.

Beneficial owners of Common Shares should contact the broker, investment dealer, financial institution or other nominee who holds their Common Shares to provide instructions regarding their participation in the Plan and to inquire about any applicable deadlines that the nominee may impose or be subject to.

Continued Enrollment

Common Shares enrolled by a participant (other than CDS or DTC) in the Plan will remain enrolled in and will automatically continue to be enrolled in the Plan until such time as the Plan is terminated by the Corporation or until the participant’s enrollment is terminated by or on behalf of the participant or by the Corporation. The Plan Shares acquired under the Plan for the account of the participant will automatically be enrolled in the Plan.

CDS or DTC, as applicable, will provide instructions to the Plan Agent regarding the extent of its participation in the Plan, on behalf of beneficial owners of Common Shares, in respect of every dividend payment date on which cash dividends otherwise payable to CDS or DTC, as applicable, as shareholder of record, are to be reinvested under the Plan.

Common Shares purchased by a participant outside of the Plan and registered in exactly the same manner as Common Shares enrolled in the Plan will be automatically enrolled in the Plan in the same proportion as indicated on the participant’s Enrollment Form. Common Shares purchased by a participant outside of the Plan that are not registered in exactly the same name or manner as Common Shares enrolled in the Plan will not be automatically enrolled in the Plan. Participants are advised to contact the Plan Agent in the event that the participant wishes to enroll such additional Common Shares in the Plan.

Restrictions

Subject to applicable law and regulatory policy, the Corporation reserves the right to determine, from time to time, a minimum number of Common Shares that a participant must hold in order to be eligible to participate in, or continue to participate in, the Plan. Without limitation, the Corporation further reserves the right to refuse participation in the Plan to, or terminate the participation of, any person who, in the sole opinion of the Corporation, is participating in the Plan primarily with a view to arbitrage trading, whose participation in the Plan is part of a scheme to avoid applicable legal requirements or engage in unlawful behaviour or has been artificially accumulating securities of the Corporation, for the purpose of taking undue advantage of the Plan to the detriment of the Corporation. The Corporation may also deny the right to participate in the Plan to any person or terminate the participation of any participant in the Plan if the Corporation deems it advisable under any laws or regulations.

Fees

Participants will not be responsible for any brokerage commissions, administration costs or other service charges in connection with the purchase by the Plan Agent of Plan Shares on behalf of the participants. All such costs will be paid by the Corporation.

Plan Shares purchased on behalf of a participant are either purchased directly from the treasury of the Corporation, in which case there are no brokerage commissions, or purchased in the open market on a stock exchange, in which case all brokerage commissions are paid by the Corporation.

Beneficial owners of Common Shares who wish to participate in the Plan through the broker, investment dealer, financial institution or other nominee who holds their Common Shares should consult that nominee to confirm what fees, if any, the nominee may charge to enroll all or any portion of such beneficial owners’ Common Shares in the Plan on their behalf or whether the nominee’s policies might result in any costs otherwise becoming payable by such beneficial owners.

The Plan Agent

Administration of the Plan

CIBC Mellon Trust Company has been appointed to administer the Plan on behalf of the Corporation and the participants pursuant to an agreement between the Corporation and the Plan Agent. If CIBC Mellon Trust Company ceases to act as Plan Agent for any reason, another qualified entity will be designated by the Corporation to act as Plan Agent and participants will be promptly notified of the change.

All funds received by the Plan Agent under the Plan (which consist of cash dividends received from the Corporation) will be applied to the purchase of Plan Shares. In no event will interest be paid to participants on any funds held for reinvestment under the Plan.

Notwithstanding the foregoing, all issues of interpretation arising in connection with the Plan or its application shall be conclusively determined by the Corporation.

Dealing in Corporation Securities

The Plan Agent or its affiliates may, from time to time, for their own account or on behalf of accounts managed by them, deal in securities of the Corporation and will not be liable to account to the Corporation or to participants in respect of such dealings.

Neither the Corporation nor the Plan Agent will exercise any direct or indirect control over the price paid for Market Purchase Shares purchased under the Plan.

Adherence to Regulation

The Plan Agent is required to comply with applicable laws, orders or regulations of any governmental authority which impose on the Plan Agent a duty to take or refrain from taking any action under the Plan and to permit any properly authorized person to have access to and to examine and make copies of any records relating to the Plan.

Resignation of Plan Agent

The Plan Agent may resign as Plan Agent under the Plan in accordance with the agreement between the Corporation and the Plan Agent, in which case the Corporation will appoint another agent as the Plan Agent.

Purchase of Common Shares under the Plan

Aggregation of Dividends

On each dividend payment date, the Corporation will pay all cash dividends payable on Common Shares enrolled in the Plan to the Plan Agent. Those cash dividends, after deduction of any applicable withholding tax, will be aggregated and used by the Plan Agent to purchase Common Shares (including fractional Common Shares, calculated to three decimal places) (the “Plan Shares”) by way of a Treasury Purchase or a Market Purchase (each, as defined below), or a combination of both, in each case in the manner specified in the Plan, on behalf of participants.

Fractional Shares

Full reinvestment is possible under the Plan as the Plan Agent will credit to the account of each participant, on each reinvestment made under the Plan, fractional Common Shares, calculated to three decimal places, for any amount that cannot be reinvested in whole Common Shares. The crediting of fractional Common Shares in favour of beneficial owners who participate in the Plan through a broker, investment dealer, financial institution or other nominee will depend on the policies of that broker, investment dealer, financial institution or other nominee.

In certain events described in the Plan, a participant or its legal representative will be entitled to receive a cheque in payment of the value (less any applicable withholding tax) of any fractional Common Shares remaining in the participant’s account. Upon such payment being sent to the participant or its legal representative, the participant’s fractional Common Shares will be deemed to be cancelled.

Purchase Date

With respect to a Market Purchase, the Plan Agent will acquire the applicable aggregate number of Market Purchase Shares, in the manner provided for herein, on the applicable dividend payment date or such other date or dates as soon as practicable thereafter.

With respect to a Treasury Purchase, the Plan Agent will purchase Treasury Purchase Shares from the Corporation’s treasury on the applicable dividend payment date.

Crediting of Accounts

On the date of each Treasury Purchase or Market Purchase, the Plan Shares acquired by the Plan Agent on such date will be credited to the accounts of the participants (or, in the case of CDS and DTC, credited by the Plan Agent to CDS and DTC respectively, which will each in turn credit the accounts of the applicable CDS participants or DTC participants respectively). The number of Treasury Purchase Shares or Market Purchase Shares or combination thereof comprising the Plan Shares acquired by the Plan Agent on each date of acquisition, credited to each participant’s account on each such date, shall be determined, in each case, on a pro rata basis according to the relative entitlement of each participant to Plan Shares pursuant to the Plan.

Source of Plan Shares

The Plan Shares acquired by the Plan Agent under the Plan will, at the sole option of the Corporation, either be Common Shares issued from the treasury of the Corporation (which may be issued with or without a discount to the Average Market Price) (a “Treasury Purchase”) or be Common Shares acquired on the open market through the facilities of the TSX or the NYSE (in each instance, a “Market Purchase”), or a combination of both Treasury Purchases and Market Purchases.

Price of Market Purchase Shares

The price of Market Purchase Shares will be 100 percent of the average purchase price of the Common Shares purchased by the Plan Agent on behalf of the participants on the TSX and/or the NYSE, as applicable, on the date that such Market Purchase Shares were acquired by the Plan Agent pursuant to a Market Purchase (in respect of the Market Purchase Shares, the “Average Market Price”).

Neither the Corporation nor the Plan Agent will exercise any direct or indirect control over the price paid for Market Purchase Shares acquired under the Plan.

Price of Treasury Purchase Shares

Subject to the following paragraphs, the price allocated to each Plan Share, or fraction thereof, acquired by the Plan Agent through a Treasury Purchase will be 100 percent of the volume weighted average price of the Common Shares traded on the TSX (with respect to Treasury Purchase Shares acquired on behalf of Participants resident in Canada) or the NYSE (with respect to Treasury Purchase Shares acquired on behalf of Participants resident in any jurisdiction other than Canada) during the last five trading days preceding the relevant dividend payment date (in respect of Treasury Purchase Shares, the “Average Market Price”).

The Board may, in its sole discretion, at any time, determine that Treasury Purchase Shares issuable in respect of such dividend payment are to be issued at a discount to the Average Market Price (such discount not to exceed five (5) percent). Participants will be promptly notified by way of news release as to any such discount to the Average Market Price and until so notified, the Treasury Purchase Shares will not be issued at a discount to the Average Market Price.

In the event that the Board determines Treasury Purchase Shares are to be issued at a discount to the Average Market Price, such discount will apply in respect of Treasury Purchase Shares, if any, until such time as the Board, in its sole discretion, determines to further change or eliminate the discount then applicable in respect of Treasury Purchase Shares. Participants will be promptly notified of any further change by way of news release.

Withdrawal and Disposition of Plan Shares

Withdrawal of Plan Shares

Participants may withdraw some or all of their whole Plan Shares upon written request to the Plan Agent, deliverable via facsimile or by mail in the manner provided for in the Plan, at any time. The Plan Agent will confirm such withdrawal in the next statement of account mailed to the participant pursuant to the Plan following receipt of such request. If a notice of withdrawal is not received by the Plan Agent before 4:00 p.m. (Toronto time) on the fifth (5th) business day immediately preceding a dividend record date, the requested withdrawal will not be processed until after the dividend payment date to which that dividend record date relates. On the withdrawal becoming effective, the Plan Agent will, in accordance with the Plan, send to the participant a certificate representing all whole Common Shares held for the participant’s account under the Plan which have been withdrawn.

Beneficial holders of Common Shares who participate in the Plan must contact their broker, investment dealer, financial institution or other nominee who holds their Common Shares in order to withdraw their Common Shares from participation in the Plan.

Disposition of Plan Shares

Plan Shares may not be sold, pledged, hypothecated, assigned or otherwise disposed of or transferred. Participants who wish to sell, pledge, hypothecate, assign, or otherwise dispose of or transfer all or any portion of their Plan Shares must withdraw such shares from the Plan in the manner specified in the Plan prior to such sale, pledge, hypothecation, assignment, disposal or transfer.

Plan Shares Remaining in Plan

If a participant withdraws less than all of their Plan Shares, the participation of the participant in the Plan will continue.

Termination of Enrollment

Termination by Participant

Participants may terminate their participation in the Plan by written notice to the Plan Agent, deliverable via facsimile or by mail to the Plan Agent in the manner provided for in the Plan, at any time. On the termination becoming effective, the Plan Agent will, in accordance with the Plan, send to the participant a certificate representing all whole Common Shares held for the participant’s account under the Plan and a cheque in payment of the value (less any applicable withholding tax) of any fractional Common Shares remaining in the participant’s account, by reference to the closing price of Common Shares on the TSX (in respect of participants resident in Canada) or the NYSE (in respect of participants resident in any jurisdiction other than Canada) on the trading day prior to the date of termination.

If a notice of termination is not received by the Plan Agent before 4:00 p.m. (Toronto time) on the fifth (5th) business day immediately preceding a dividend record date, the participant’s account will not be closed, and the participant’s enrollment in the Plan will not be terminated, until after the dividend payment date to which that dividend record date relates.

Death of a Participant

An individual participant’s participation in the Plan will be terminated automatically following receipt by the Plan Agent of written notice of the participant’s death, deliverable via facsimile or by mail to the Plan Agent in the manner provided for in the Plan, from the participant’s duly appointed legal representative. On the termination becoming effective, the participant’s account will be closed and the Plan Agent will, in accordance with the Plan, issue a certificate representing all whole Common Shares held for the participant’s account under the Plan together with a cheque in payment of the value (less any applicable withholding tax) of any fractional Common Shares remaining in the participant’s account, by reference to the closing price of Common Shares on the TSX (in respect of participants resident in Canada) or the NYSE (in respect of participants resident in any jurisdiction other than Canada) on the trading day prior to the date of termination. The certificate and cheque will be issued in the name of the deceased participant.

If a notice of a participant’s death is not received by the Plan Agent before 4:00 p.m. (Toronto time) on the fifth (5th) business day immediately preceding a dividend record date, the participant’s account will not be closed, and the participant’s enrollment in the Plan will not be terminated, until after the dividend payment date to which that dividend record date relates.

Termination by the Corporation

On a participant’s participation in the Plan being terminated by the Corporation in the circumstances described under the Plan, the Plan Agent will send to the participant a certificate representing all whole Common Shares held for the participant’s account under the Plan and a cheque in payment of the value (less any applicable withholding tax) of any fractional Common Shares remaining in the participant’s account, by reference to the closing price of Common Shares on the TSX (in respect of participants resident in Canada) or the NYSE (in respect of participants resident in any jurisdiction other than Canada) on the trading day prior to the date of termination.

Administration

Registration of Plan Shares and Issuance of Certificates

All Plan Shares purchased under the Plan for participants other than CDS or DTC will be registered in the name of the Plan Agent or its nominee. This service protects against loss, theft or destruction of share certificates. The number of Common Shares held by each such participant under the Plan (less the Common Shares which have previously been withdrawn from the Plan) will be shown on each statement of account.

Certificates for Plan Shares will only be issued to participants if the Plan is terminated by the Corporation, participation in the Plan is terminated by a participant or by the Corporation, a participant withdraws all or any portion of its Plan Shares from its account or upon the death of the participant. Physical certificates will only be issued in the name of the applicable participant and will be issued within three weeks of the relevant event or, in certain circumstances, in respect of beneficial owners of Common Shares whose Common Shares are enrolled in the Plan and registered in the name of CDS or DTC, Plan Shares may, where allowed for or permitted by applicable law and subject to the eligibility and participation by the Corporation, from time to time, in any applicable direct registration system, be electronically issued without a certificate as soon as practicable following the relevant event. No person shall be entitled to receive a certificate, by way of electronic issuance or otherwise, for any fraction of a Common Share.

Statements of Account

An account will be maintained by the Plan Agent for each participant with respect to purchases of Plan Shares under the Plan for the account of such participant. An unaudited statement regarding purchases under the Plan will be mailed on a quarterly basis to each participant setting out, among other things, the number of Plan Shares purchased through the Plan, the applicable purchase price per Plan Share and the amount of any applicable withholding tax. These statements are a participant’s continuing record of purchases of Plan Shares made on behalf of such participant pursuant to the Plan and should be retained for income tax purposes.

Shareholders are responsible for calculating and monitoring their own adjusted cost base in Common Shares for Canadian federal income tax purposes, and for calculating and monitoring their own adjusted tax basis in Common Shares for U.S. federal income tax purposes, as certain averaging and other rules may apply and such calculations may depend on the cost of other Common Shares held by a shareholder and certain other factors.

Beneficial owners of Common Shares who are enrolled in the Plan through a broker, investment dealer, financial institution or other nominee may or may not be provided with such reports or forms from their broker, investment dealer, financial institution or other nominee.

Liabilities of the Corporation and Plan Agent

Neither the Corporation nor the Plan Agent will be liable:

(a)	for any act or omission to act, or will have any duties, responsibilities or liabilities except as expressly set forth in the Plan or required by law;
(b)	in respect of the prices at which Plan Shares are purchased on behalf of participants under the Plan or the timing of purchases made under the Plan;
(c)	in respect of any decision to amend, suspend, terminate or replace the Plan in accordance with the terms hereof;
(d)	in respect of the involuntary termination of a shareholder’s enrollment in the Plan in the circumstances described herein;
(e)	in respect of any failure to terminate an individual participant’s enrollment in the Plan upon such participant’s death before receipt of actual notice of death; or
(f)	in respect of income taxes or other liabilities payable by any participant or beneficial owner in connection with their participation in the Plan.

Neither the Corporation nor the Plan Agent can assure a profit or protect against a loss on Plan Shares purchased under the Plan.

The Corporation and the Plan Agent shall have the right to reject any request regarding enrollment, withdrawal or termination from the Plan if such request is not received in proper form. Any such request will be deemed to be invalid until any irregularities have been resolved to the satisfaction of the Corporation and/or the Plan Agent. The Corporation and the Plan Agent are under no obligation to notify any shareholder of an invalid request.

Miscellaneous

Voting of Plan Shares

Whole Common Shares held under the Plan by the Plan Agent for a participant’s account on the record date for a vote of shareholders will be voted in accordance with the instructions of the participant, or its duly appointed proxy, given on a form to be furnished to the participant. Common Shares for which voting instructions are not received will not be voted. No voting rights will attach to any fractional Common Shares held for a participant’s account under the Plan.

Subdivisions and Consolidations

In the event of a subdivision, consolidation or similar pro rata change in the number of outstanding Common Shares into a greater or lesser number of Common Shares, the Plan Agent will proportionately credit or debit the account of each participant maintained under the Plan according to the number of Common Shares held for the account of that participant prior to the effective time of the subdivision, consolidation or similar change.

Amendment or Termination of the Plan

The Corporation reserves the right to amend or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interests of shareholders. In the event that the Corporation amends the Plan, no written notice of any such amendment will be sent to participants unless the interests of participants are, in the opinion of the Corporation, materially prejudiced as a result of such amendment. Generally, no notice will be given to participants regarding any amendments to the Plan intended to cure, correct or rectify any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions. Where required, amendments to the Plan will be subject to the prior regulatory approvals, including those of stock exchanges.

In the event that the Corporation terminates the Plan, all participants will be sent written notice of such termination and the Plan Agent will send to each participant a certificate for whole Common Shares held for the participant’s accounts under the Plan and a cheque for the value (less any applicable withholding tax) of any remaining fractional Common Shares in such participant’s account by reference to the closing price of Common Shares on the TSX (in respect of participants resident in Canada) or the NYSE (in respect of participants resident in any jurisdiction other than Canada) on the trading day prior to the date of termination. In the event that the Corporation terminates the Plan, no investment will be made by the Plan Agent on the dividend payment date immediately following the effective date of such termination, and any cash dividends paid after the effective date of such termination that would, but for the termination, be reinvested under the Plan, will be remitted to participants in the ordinary manner.

Assignment

A holder of Common Shares may not assign the holder’s right to participate in the Plan.

Rules

The Corporation may make rules and regulations to facilitate the administration of the Plan and reserves the right to regulate and interpret the Plan text as the Corporation deems necessary or desirable. Any issues of interpretation arising in connection with the Plan or its application shall be conclusively determined by the Corporation. The Corporation may also adopt rules and regulations concerning the establishment of Internet based or other electronic mechanisms with respect to the enrollment in the Plan, the communication of information concerning the Plan to the participants and any other aspects of the Plan.

Governing Law

The Plan will be governed by and construed in accordance with the laws of the province of Alberta and the federal laws of Canada applicable therein.

Notices and Correspondence

All notices or other documents required to be given to participants under the Plan, including certificates for Common Shares and cheques, shall be mailed to participants who are registered holders of Common Shares at their addresses as shown in the register of shareholders maintained by the registrar and transfer agent of the Corporation.

Notices or inquiries to the Plan Agent shall be sent, in the manner directed by the Plan or otherwise, as applicable, to:

By telephone:	toll-free North America:	1-866-580-7145
	Toronto area:	(416) 682-3863

By fax:	1-888-488-1416

By mail:	CIBC Mellon Trust Company c/o Canadian Stock Transfer Company Inc.
Attention: Dividend Reinvestment P.O. Box 4229
Station A
Toronto, ON M5W 0G1
By email:	inquiries@canstockta.com or by accessing the Plan Agent's secure investor inquiry form at: http://www.canstockta.com/investorInquiryForm.do

Notices to Encana Corporation shall be sent to

Encana Corporation
Suite 4400, 500 Centre Street S.E.
P.O. Box 2850
Calgary, AB T2P 2S5
Attention: Corporate Secretary
By telephone: (403) 645-2000
By Fax: (403) 645-4617

Effective Date

The effective date of this Plan is April 21, 2008, subject to its amendment and restatement effective March 25, 2013.

INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

The following summary of tax consequences is of a general nature only and is not intended to be legal or tax advice to any particular Plan participant.  It is the responsibility of Plan participants to consult their own tax advisors with respect to the tax consequences of participating in the Plan, including those tax considerations applicable in their country of residence.

Canadian Federal Income Tax Considerations

The following is a general summary of the principal Canadian federal income tax considerations generally applicable to a beneficial owner of Common Shares (i) who is a participant, or (ii) who is not a registered holder of Common Shares but who has instructed the CDS, DTC, or a nominee, as the case may be, to be a participant on behalf of such beneficial owner (a “Plan Participant”). This summary is of a general nature only, is not exhaustive of all possible Canadian tax considerations and is not intended to be legal or tax advice to any particular Plan Participant. As a Plan Participant, it is your responsibility to consult your own tax advisor on the tax consequences of participating in the Plan, including those tax considerations applicable in your country of residence.

This summary is based on the provisions of the Income Tax Act (Canada) (the “Act”) and the regulations thereunder, all specific proposals to amend the Act or the regulations publicly announced by the government of Canada, and the published administrative practices of the Canada Revenue Agency (the “CRA”), all as of March 25, 2013. This summary does not otherwise take into account or anticipate any changes in law or administrative practice, nor does it take into account provincial or territorial laws of Canada or the tax laws of any other country.

This summary assumes that all Common Shares held by a Plan Participant, including Common Shares acquired under the Plan, are held by the Plan Participant as capital property. Generally, the Common Shares will be considered to be capital property of a Plan Participant unless the Plan Participant holds the shares in the course of carrying on a business of trading or dealing in securities or otherwise as part of a business of buying and selling securities or the Plan Participant acquired the shares in one or more transactions considered to be part of an adventure or concern in the nature of trade. Certain Plan Participants who might not otherwise be considered to hold their Common Shares as capital property may, in certain circumstances, be entitled to make the irrevocable election under subsection 39(4) of the Act to treat all of their “Canadian securities” (as defined in the Act) as capital property.

This summary does not address the Canadian federal income tax considerations applicable to a Plan Participant that is subject to special rules, such as: (i) a “specified financial institution” (as defined in the Act); (ii) a Plan Participant an interest in which is a “tax shelter investment” (as defined in the Act); (iii) for the purposes of certain rules applicable to securities held by financial institutions (referred to as the “mark-to-market” rules), a “financial institution” (as defined in the Act); or (iv) a Plan Participant that has made a “functional currency” election under the Act to determine its Canadian tax results in a currency other than Canadian currency.

Canadian Participants

This portion of this summary applies to Plan Participants who, at all relevant times and for the purposes of the Act, are or are deemed to be residents of Canada (each, a “Canadian Participant”).

Dividends

The reinvestment of cash dividends pursuant to the Plan does not relieve a Canadian Participant of any liability for income taxes that may otherwise be payable on such amounts. A Canadian Participant will be treated, for tax purposes, as having received, on each dividend payment date, a taxable dividend equal to the full amount of the cash dividend payable on such date, which dividend will be subject to the same tax treatment accorded to taxable dividends received by the Canadian Participant from a taxable Canadian corporation resident in Canada.

For example, in the case of a Canadian Participant who is an individual, dividends will be subject to the gross-up and credit rules contained in the Act, and, in the case of a Canadian Participant that is a “private corporation” or a “subject corporation” (both as defined in the Act), a refundable tax will apply to the amount of the dividend. The Corporation has designated that all of its taxable dividends paid on or after January 1, 2006 will be “eligible dividends” within the meaning of the Act unless otherwise stated. The fact that cash dividends are reinvested pursuant to the Plan will not affect the status of any dividend as an “eligible dividend” for the purposes of the Act.

Acquisition of Common Shares at a Discount

The Corporation may, in its sole discretion, permit the issuance of Treasury Purchase Shares at a discount to the Average Market Price (the “Discounted Average Market Price”). Pursuant to the administrative position of the CRA, the acquisition of a Common Share by a Canadian Participant at the Discounted Average Market Price should not result in a taxable benefit for the purposes of the Act, provided that the Discounted Average Market Price is not less than 95% of the fair market value of the Common Share.

Capital Gains

A Canadian Participant will not realize any taxable income, gain or loss on the receipt of a share certificate for the whole Common Shares in his or her account.

A Canadian Participant who holds Common Shares as capital property may realize a capital gain (or loss) on the sale or exchange of whole and fractional Common Shares acquired through the Plan, equal to the amount by which the proceeds of disposition exceed (or are less than) the adjusted cost base to the Canadian Participant of such Common Shares plus reasonable costs of disposition. For purposes of determining the amount of any capital gain or capital loss which may result from the disposition of Common Shares, the adjusted cost base of Common Shares owned by a Canadian Participant will be the average cost of all Common Shares owned and acquired by a Canadian Participant subsequent to 1971, whether acquired through reinvesting dividends or otherwise acquired outside the Plan. The cost of a Common Share credited to a Canadian Participant's account pursuant to the Plan will be equal to the Average Market Price (or Discounted Average Market Price, if applicable) of such Common Share, calculated in the manner described in the Plan, as applicable.

One-half of any capital gain (a “taxable capital gain”) realized by a Canadian Participant on a disposition of Common Shares must be included in the Canadian Participant's income for the year of disposition. One-half of any capital loss (an “allowable capital loss”) generally must be deducted by the holder against taxable capital gains for the year of disposition. Any allowable capital losses in excess of taxable capital gains for the year of disposition generally may be carried back up to three taxation years or carried forward indefinitely and deducted against taxable capital gains in such other years to the extent and under the circumstances described in the Act. A Canadian Participant that is throughout the relevant taxation year a “Canadian- controlled private corporation” (as defined in the Act) may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” (as defined in the Act) for the year which will include an amount in respect of taxable capital gains.  If the Canadian Participant is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of such Common Shares may be reduced by the amount of dividends received or deemed to have been received by it on such shares to the extent and under circumstances prescribed by the Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares. Canadian Participants to whom these rules may be relevant should consult their own tax advisors.

Termination of Participation

When a Canadian Participant's participation in the Plan is terminated by the Canadian Participant or the Corporation or when the Plan is terminated by the Corporation, the Canadian Participant will receive a cash payment equal to the value of any fractional Common Share interest remaining in the Canadian Participant's account. A deemed dividend may arise if the cash payment for a fractional Common Share exceeds the paid-up capital in respect of such fractional Common Share and a capital gain (or loss) may also be realized in certain circumstances. A deemed dividend is treated in the manner described above under the heading “Canadian Participants – Dividends”.

Alternative Minimum Tax

For the purpose of calculating the alternative minimum tax of a Canadian Participant who is an individual, the actual amount of dividends received (exclusive of the gross-up) and 80% of capital gains are included in the “adjusted taxable income” (as defined in the Act) of that Canadian Participant.

Non-Resident Participants

This portion of this summary applies to Plan Participants who, at all relevant times and for the purposes of the Act, are not and are not deemed to be residents of Canada (each, a “Non-Resident Participant”).

Dividends

Any dividends paid or credited to the Plan Agent in respect of a Non-Resident Participant's Common Shares will be subject to a non-resident withholding tax for Canadian income tax purposes. Under the Act, the rate of withholding tax on dividends is 25%. This rate may be subject to reduction under the provisions of any income tax treaty between Canada and the country in which the Non-Resident Participant is resident. For example, under the provisions of the Canada-United States Income Tax Convention, 1980 (the “Canada-US Treaty”), where the Non-Resident Participant is a US resident, is fully entitled to the benefits of the Canada-US Treaty, and does not maintain a “permanent establishment” or “fixed base” in Canada (each within the meaning of the Canada-US Treaty) to which Common Shares are attributable, the rate of Canadian withholding tax will generally not exceed 15% of the gross dividend amount.

Dividends paid on the Common Shares to a Non-Resident Participant will generally be reduced by Canadian withholding tax before reinvestment.

Non-Resident Participants may be liable for additional tax on dividends paid on Common Shares held in their Plan account in their respective countries of residence.

Capital Gains

A Non-Resident Participant is not subject to Canadian income tax under the Act for any capital gain realized on the sale or deemed disposition of Common Shares unless such shares are “taxable Canadian property” (as defined in the Act). So long as the Common Shares are listed on a designated stock exchange (which currently includes the TSX and the NYSE) at the time of disposition, Common Shares acquired through the Plan generally will not be taxable Canadian property to a Non-Resident Participant unless:

(a)
at any time during the 60-month period immediately preceding the disposition, 25% or more of the issued shares of any class of the Corporation's capital stock belonged to the Non-Resident Participant and/or persons with whom the Non-Resident Participant did not deal at arm's length;

(b)	the Common Shares are used by the Non-Resident Participant in carrying on business in Canada; or
(c)	the Common Shares are otherwise deemed by a provision of the Act to be taxable Canadian property.

Where Common Shares represent taxable Canadian property to the Non-Resident Participant, any capital gain realized on a disposition or deemed disposition of the Common Shares will be subject to taxation in Canada, except as otherwise provided in any tax treaty between Canada and the Non-Resident Participant's country of residence. Under the current provisions of the Canada-US Treaty, Article XIII will not provide such an exemption for Non-Resident Participants who are residents of the US.

Termination of Participation

When a Non-Resident Participant's participation in the Plan is terminated by the Non-Resident Participant or the Corporation or when the Plan is terminated by the Corporation, the Non-Resident Participant will receive a cash payment of the value of any fractional Common Share interest remaining in the Non-Resident Participant's account. A deemed dividend, subject to Canadian withholding tax, may arise if the cash payment for a fractional Common

Share exceeds the paid-up capital in respect of such fractional Common Share. A deemed dividend is treated in the manner described above under the heading “Non-Resident Participants - Dividends”.

Material United States Federal Income Tax Considerations

The following summary describes material United States federal income tax consequences which may be applicable to a U.S. Holder (as defined below) of Common Shares that participates in the Plan (as used in this section, a “U.S. Participant”). As used in this section, the term “U.S. Holder” means a beneficial owner of a Common Share who or that is for United States federal income tax purposes (i) a citizen or individual resident of the United States; (ii) a corporation or other entity taxable as a corporation organized in or under the laws of the United States or any political subdivision thereof (including the States of the United States and the District of Columbia); (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust (1) the administration of which is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.  If a pass-through entity, including a partnership or other entity classified as a partnership for United States federal income tax purposes, is a beneficial owner of Common Shares, the United States federal income tax treatment of an owner or partner generally will depend upon the status of such owner or partner and upon the activities of the pass-through entity. Any owner or partner of a pass-through entity holding Common Shares is urged to consult its own tax advisor.

This discussion is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, existing and proposed Treasury Regulations, the Canada–US Treaty and interpretations of the foregoing, all as of the date hereof. All of the foregoing authorities are subject to change (possibly with retroactive effect), and any such change may result in United States federal income tax consequences to a U.S. Participant that are materially different from those described below. No rulings from the United States Internal Revenue Service (the “IRS”) have been or will be sought with respect to the matters described below, and consequently, the IRS may not take a similar view of the consequences described below.

This summary does not purport to be a full description of all United States federal income tax considerations that may be relevant to a U.S. Holder in light of such U.S. Holder's particular circumstances and only addresses U.S. Holders that hold Common Shares as capital assets within the meaning of Section 1221 of the Code.  Furthermore, this summary does not address the United States federal income tax considerations applicable to U.S. Holders subject to special rules, such as (i) certain financial institutions, real estate investment trusts, regulated investment companies or insurance companies; (ii) tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (iii) traders in securities that elect to use a mark-to-market method of accounting; (iv) dealers in securities or currencies; (v) persons holding Common Shares in connection with a hedging transaction, “straddle”, conversion transaction or other integrated transaction; (vi) persons that own directly, indirectly or constructively ten percent or more, by voting power, of the outstanding equity interests of the Corporation; (vii) persons that acquired the Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (viii) persons whose “functional currency” is not the United States dollar; (ix) persons subject to the alternative minimum tax; and (x) United States expatriates.  In addition, this discussion does not include any description of any estate and gift tax consequences, or the tax laws of any state, local, non-United States or other government that may be applicable.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of Common Shares and no opinion or representation with respect to the United States federal income tax consequences to any such holder or prospective holder is made.  Holders of Common Shares are urged to consult their tax advisors with respect to the United States federal, state and local tax consequences, the non-United States tax consequences and the non-tax consequences of the acquisition, ownership and disposition of Common Shares.

Acquisition of Common Shares Pursuant to the Plan

The following discussion is applicable except to the extent that the “PFIC” rules (discussed below in “Passive Foreign Investment Company Status”) apply and provide otherwise.

Pursuant to the Plan, a U.S. Participant will receive Treasury Purchase Shares, Market Purchase Shares or a combination of both.

If a U.S. Participant acquires Treasury Purchase Shares, such U.S. Participant will be treated, for United States federal income tax purposes, as receiving a distribution in an amount equal to the sum of (i) the fair market value of Treasury Purchase Shares so acquired and (ii) any Canadian taxes withheld with respect to the distribution. A U.S. Participant’s tax basis for Treasury Purchase Shares so acquired generally will equal the fair market value of such Common Shares on the dividend payment date, and such U.S. Participant’s holding period for the Common Shares will begin on the day after the dividend payment date.

If a U.S. Participant acquires Market Purchase Shares, such U.S. Participant will be treated, for United States federal income tax purposes, as receiving a distribution for U.S. federal income tax purposes in an amount equal to sum of (i) the cash dividend paid by the Corporation (without reduction for any Canadian tax withheld from such dividend) and (ii) any brokerage commissions or other related charges paid by the Corporation that are allocable to the Plan Agent’s purchase of Common Shares on behalf of such U.S. Participant.  The amount of such distribution to a U.S. Participant (reduced by any Canadian tax withheld from such distribution) will be such U.S. Participant’s tax basis in the Common Shares purchased.  A U.S. Participant’s holding period for these Common Shares will begin on the day following the date of purchase.

A U.S. Holder who does not participate in the Plan, and who continues to receive cash dividends, will be treated as receiving a distribution equal to the sum of (i) the amount of cash received, and (ii) any Canadian taxes withheld with respect to the distribution.

The distribution received or deemed received pursuant to the Plan will be includible in income by a U.S. Participant as dividend income to the extent such distribution is paid out of the current or accumulated earnings and profits of the Corporation as determined under United States federal income tax principles.  Dividends will not be eligible for the dividends received deduction generally allowed to a United States corporation on dividends received from a domestic corporation.  Any portion of the distribution in excess of the Corporation’s current and accumulated earnings and profits will first be treated as a tax-free return of capital to the extent of a U.S. Participant’s adjusted tax basis in its Common Shares and will be applied against and reduce such basis on a dollar-for-dollar basis (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent disposition of Common Shares).  To the extent that such distribution exceeds the U.S. Participant’s adjusted tax basis, the distribution will be treated as capital gain, which will be treated as long-term capital gain if such U.S. Participant’s holding period in its Common Shares exceeds one year as of the date of the distribution and otherwise will be short-term capital gain.  The Corporation does not intend to maintain calculations of earnings and profits in a manner necessary to enable U.S. Participants to determine the extent to which a distribution would be treated as a dividend. Each U.S. Participant should therefore assume that any distribution by the Corporation with respect to the Common Shares will constitute dividend income.

If, as expected, Common Shares are readily tradable on an established United States securities market within the meaning of the Code or if the Corporation will be eligible for benefits under the Canada–US Treaty, and if certain holding period and other requirements (including a requirement that the Corporation is not a PFIC in the year of the dividend or the preceding year) are met, dividends received by non-corporate U.S. Participants will be “qualified dividend income” to such U.S. Participants.  Qualified dividend income received by a non-corporate U.S. Participant (including an individual) from the Corporation will be subject to United States federal income tax at preferential rates (currently at a maximum rate of 20 per cent plus a Medicare contribution tax discussed below in “Additional Tax on Passive Income”).

Withdrawal, Termination and Disposition of Common Shares

A U.S. Participant will not realize any taxable income upon withdrawal from or termination of the Plan for the whole Common Shares credited to the U.S. Participant’s account.  A U.S. Participant will generally recognize gain or loss upon the sale or exchange of Common Shares and upon receipt of cash payments for fractional shares credited to such U.S. Participant’s account upon withdrawal from or termination of the Plan.  The amount of such gain or loss will be equal to the difference (if any) between (i) the United States dollar value of the amount realized for Common Shares or fraction thereof and (ii) the U.S. Participant’s adjusted tax basis in the Common Shares.  Subject to the PFIC rules described below in “Passive Foreign Investment Company Status”, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Participant’s holding period for the Common Shares is more than one year at the time of the sale or exchange.  Capital gains of non-corporate taxpayers on assets held for more than one year are generally subject to preferential rates.  The deductibility of capital losses is subject to limitations.  Any gain or loss recognized by a U.S. Participant will generally be treated as United States source gain or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company Status

A non-United States entity treated as a corporation for United States federal income tax purposes will be a PFIC for any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries, either (1) at least 75 percent of its gross income is “passive” income or (2) at least 50 percent of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income.

Based on its current operations, the Corporation believes that it was not a PFIC in 2012 and is not expected to be a PFIC for 2013 or for any subsequent taxable year.  However, PFIC status is fundamentally factual in nature, generally cannot be determined until the close of the taxable year in question and is determined annually.  Consequently, there is no assurance that the Corporation will not become a PFIC for any taxable year during which a U.S. Participant holds Common Shares.

If the Corporation were classified as a PFIC, for any year during which a U.S. Participant owns Common Shares (regardless of whether the Corporation continues to be a PFIC), the U.S. Participant would be subject to special adverse rules, including taxation at maximum ordinary income rates plus an interest charge on both gains on sale and certain dividends, unless the U.S. Participant makes an election to be taxed under an alternative regime.

Certain elections may be available to a U.S. Participant if the Corporation were classified as a PFIC.  The Corporation will provide U.S. Participants with information concerning the potential availability of such elections if the Corporation determines that it is or will become a PFIC.

Foreign Currency Gains

Taxable dividends with respect to Common Shares that are treated as paid in Canadian dollars will be included in the gross income of a U.S. Participant as translated into U.S. dollars calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of the dividend, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. The amount realized upon the sale, exchange or other taxable disposition of Common Shares will generally be based on the U.S. dollar value of the Canadian dollars received on the settlement date of the disposition.  If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Participant will have a basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. Any U.S. Participant that receives payment in Canadian dollars and engages in a subsequent conversion or other disposition of the Canadian dollars may have a foreign currency exchange gain or loss that will be treated as ordinary income or loss, and generally will be United States source income or loss for foreign tax credit purposes.

Foreign Tax Credits

Any Canadian tax withheld with respect to distributions on, or proceeds from disposition of, Common Shares may, subject to a number of complex limitations, be claimed as a foreign tax credit against a U.S. Participant’s United States federal income tax liability or may be claimed as a deduction for United States federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed with respect to Common Shares will be foreign-source income and will be “passive category income” or “general category income” for purposes of computing the foreign tax credit allowable to a U.S. Participant, and gain recognized on the sale of Common Shares will generally be treated as United States source for such purposes. Because of the complexity of those limitations, each U.S. Participant should consult its own tax advisor with respect to the amount of foreign taxes that may be claimed as a credit.

Additional Tax on Passive Income

U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, dividends on, and capital gains from the sale or other taxable disposition of, the Common Shares, subject to certain limitations and exceptions.

U.S. Information Reporting and Backup Withholding

Under some circumstances, a U.S. Holder may be subject to United States information reporting and backup withholding tax on distributions paid on Common Shares or from the disposition of Common Shares. Information reporting and backup withholding will not apply, however, to a U.S. Holder that is a corporation or is otherwise exempt from information reporting and backup withholding and, when required, demonstrates this fact. Backup withholding also will not apply to a U.S. Holder that furnishes a correct taxpayer identification number and certifies on a Form W-9 or successor form, under penalty of perjury, that it is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that fails to provide the correct taxpayer identification number on Form W-9 or any successor form may be subject to penalties imposed by the IRS. Backup withholding, currently at a 28% rate, is not an additional tax, and any amount withheld under these rules will be allowed as a refund or credit against a U.S. Holder’s United States federal income tax liability if the required information is timely furnished to the IRS.

DESCRIPTION OF COMMON SHARES TO BE REGISTERED

The Common Shares to be offered by this prospectus will be offered to our shareholders pursuant to participation in the Plan. The Common Shares are currently listed on the TSX and the NYSE.

The holders of Common Shares are entitled to one vote for each such share at all meetings of shareholders except meetings at which only holders of another class or series of shares are entitled to vote. Subject to the prior rights of the holders of Preferred Shares (see “– Limitations on Rights of Shareholders Arising From Other Encana Securities”), holders of Common Shares are entitled to receive any dividends declared by the directors on the Common Shares and are entitled to receive our remaining property in the event of our dissolution.

The following table sets forth the price ranges of the Common Shares on the TSX and the NYSE through March 21, 2013, adjusted as applicable to reflect a corporate reorganization by the Corporation in 2009 to split into two independently publicly traded energy companies.

	TORONTO STOCK EXCHANGE		NEW YORK STOCK EXCHANGE

	High	Low	High	Low
	(CDN$ per share)		(US$ per share)

2008 Full Year	51.93	21.96	53.17	18.19
2009 Full Year	34.89	23.70	33.82	18.98
2010 Full Year	36.65	27.70	35.63	26.02
2011
First Quarter	34.25	28.39	35.06	28.52
Second Quarter	33.99	28.13	35.22	28.67
Third Quarter	30.42	19.86	32.23	18.99
Fourth Quarter	22.32	18.40	22.51	17.64
Full Year	34.25	18.40	35.22	17.64
2012
First Quarter	21.14	17.25	21.29	17.02
Second Quarter	23.11	17.41	22.72	17.45

Third Quarter	23.00	19.66	23.80	19.18
Fourth Quarter	23.86	19.31	24.29	19.39
Full Year	23.86	17.25	24.29	17.02
Last six months
September 2012	23.00	21.12	23.79	21.44
October 2012	23.86	21.07	24.28	21.49
November 2012	22.75	20.30	22.82	20.27
December 2012	21.97	19.31	21.99	19.40
January 2013	20.20	18.96	20.46	19.14
February 2013	19.75	17.64	19.83	17.52
March 2013 (through March 21, 2013)	20.98	18.00	20.55	17.51

EXPENSES

The expenses in connection with the issuance and distribution of the Common Shares being offered are as follows:

SEC registration fee	US$57,855.43
Legal fees and expenses*	US$90,000
Accounting fees and expenses	US$15,000
Blue Sky fees	US$0
TSX and NYSE listing fees	US$266,000
Printing and mailing expenses	US$28,000
Total	US$456,855.43

*   Estimated

LIMITATIONS ON RIGHTS OF SHAREHOLDERS ARISING FROM OTHER ENCANA SECURITIES

We are authorized to issue an unlimited number of Common Shares, an unlimited number of First Preferred Shares and an unlimited number of Second Preferred Shares (the First Preferred Shares and Second Preferred Shares, collectively, the “Preferred Shares”). Information regarding the number of Common Shares and Preferred Shares authorized and issued is contained in the notes to our Consolidated Financial Statements, included in our Annual Report on Form 40-F, and incorporated by reference in this prospectus.

Preferred Shares may be issued in one or more series. The Board of Directors may determine the designation, rights, privileges, restrictions and conditions attached to each series of Preferred Shares before the issue of such series. Holders of the Preferred Shares are not entitled to vote at any meeting of the shareholders of the Corporation, but may be entitled to vote if the Corporation fails to pay dividends on that series of Preferred Shares. The First Preferred Shares are entitled to priority over the Second Preferred Shares and the Common Shares of the Corporation with respect to the payment of dividends and the distribution of assets of the Corporation in the event of any liquidation, dissolution or winding up of the Corporation’s affairs.

INDEMNIFICATION

Under Section 124 of the CBCA, the Corporation may indemnify a present or former director or officer of the Corporation or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity.  The Corporation may not indemnify an individual unless the individual (i) acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Corporation’s request and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the conduct was lawful.  The aforementioned individuals are entitled to indemnification from the Corporation as a matter of right if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and if the individual fulfills conditions (i) and (ii) above.  The Corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out in (i) and (ii) above.  The indemnification or the advance of any moneys may be made in connection with a derivative action only with court approval and only if the conditions in (i) and (ii) above are met.

The by-laws of the Corporation provide that, subject to the limitations contained in the CBCA, the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he was made a party by reason of being or having been a director or officer of the corporation or such body corporate, if he acted honestly and in good faith with a view to the best interests of the corporation, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The by-laws of the Corporation provide that the Corporation may, subject to the limitations contained in the CBCA, purchase, maintain, or participate in insurance for the benefit of any director, officer, or certain other persons, as such against any liability incurred by him in his capacity as a director or officer of the Corporation or as a director or officer of any body corporate where he acts or acted in that capacity at the Corporation’s request.  The Corporation has purchased third party director and officer liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the Common Shares being offered by this prospectus will be passed upon for us by Blake, Cassels & Graydon LLP, Calgary, Alberta. Blake, Cassels & Graydon LLP have, in addition, reviewed the statements made herein as to matters of Canadian tax law and as to the enforceability in Canada of liabilities under the federal securities laws of the United States. Certain legal matters in connection with this prospectus relating to United States tax law will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

EXPERTS

The audited annual consolidated financial statements of Encana Corporation incorporated by reference in this prospectus have been so incorporated in reliance on the audit reports, which are also incorporated by reference in this prospectus, of PricewaterhouseCoopers LLP, Chartered Accountants, as experts in auditing and accounting.

Information relating to our reserves in the Annual Information Form dated February 21, 2013, included in our Annual Report on Form 40-F, was calculated based on evaluations of and reports on our natural gas, oil and NGLs reserves conducted and prepared by GLJ Petroleum Consultants Ltd., McDaniel & Associates Consultants Ltd., Netherland, Sewell & Associates, Inc. and DeGolyer and MacNaughton as independent qualified reserves evaluators. The principals of each of GLJ Petroleum Consultants Ltd., McDaniel & Associates Consultants Ltd., Netherland, Sewell & Associates, Inc. and DeGolyer and MacNaughton, in each case, as a group beneficially own, directly or indirectly, less than 1% of any class of our outstanding securities. As of the date of this prospectus, the partners and associates of Blake, Cassels & Graydon LLP, and the partners and associates of Paul, Weiss, Rifkind, Wharton & Garrison LLP, in each case, as a group beneficially own, directly or indirectly, less than 1% of any class of our outstanding securities.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.         Indemnification of Directors and Officers

Under Section 124 of the Canada Business Corporations Act (the “CBCA”), Encana Corporation (the “Corporation”) may indemnify a present or former director or officer of the Corporation or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity.  The Corporation may not indemnify an individual unless the individual (i) acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Corporation’s request and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the conduct was lawful.  The aforementioned individuals are entitled to indemnification from the Corporation as a matter of right if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and if the individual fulfills conditions (i) and (ii) above.  The Corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out in (i) and (ii) above.  The indemnification or the advance of any moneys may be made in connection with a derivative action only with court approval and only if the conditions in (i) and (ii) above are met.

The by-laws of the Corporation provide that, subject to the limitations contained in the CBCA, the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he was made a party by reason of being or having been a director or officer of the corporation or such body corporate, if he acted honestly and in good faith with a view to the best interests of the corporation, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The by-laws of the Corporation provide that the Corporation may, subject to the limitations contained in the CBCA, purchase, maintain, or participate in insurance for the benefit of any director, officer, or certain other persons, as such against any liability incurred by him in his capacity as a director or officer of the Corporation or as a director or officer of any body corporate where he acts or acted in that capacity at the Corporation’s request.  The Corporation has purchased third party director and officer liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9.         Exhibits

Item	Exhibit
4.1	Amended and Restated Shareholder Rights Plan (incorporated by reference from the Registrant’s Report on Form 6-K included as Exhibit 99.2, furnished to the Commission on April 27, 2010).
4.2	Dividend Reinvestment Plan, amended and restated March 25, 2013.
5.1	Opinion of Blake, Cassels & Graydon LLP as to the legality of the securities being registered.
8.1	Opinion of Blake, Cassels & Graydon LLP regarding Canadian tax matters (contained in Exhibit 5.1).

8.2	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding U.S. tax matters.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of GLJ Petroleum Consultants Ltd.
23.3	Consent of McDaniel & Associates Consultants Ltd.
23.4	Consent of Netherland, Sewell & Associates, Inc.
23.5	Consent of DeGolyer and MacNaughton.
23.6	Consent of Blake, Cassels & Graydon LLP (contained in Exhibit 5.1).
23.7	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (contained in Exhibit 8.2).
24.1	Powers of Attorney (included on the signature page to this Registration Statement).

Item 10.      Undertakings

(a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

A.
Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement; and

B.
Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

C.
Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
If the Registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

A.
Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on March 25, 2013.

ENCANA CORPORATION

By:	/s/ Clayton H. Woitas
	Name:	Clayton H. Woitas
	Title:	Interim President & Chief Executive Officer

By:	/s/ Sherri A. Brillon
	Name:	Sherri A. Brillon
	Title:	Executive Vice-President & Chief Financial Officer

SIGNATURES WITH RESPECT TO ENCANA CORPORATION

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Clayton H. Woitas and Sherri A. Brillon, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments, including any post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ David P. O’Brien	Chairman of the Board	March 25, 2013
David P. O’Brien	of Directors

/s/ Clayton H. Woitas	Interim President & Chief Executive Officer	March 25, 2013
Clayton H. Woitas	and Director (Principal Executive Officer)

/s/ Sherri A. Brillon	Executive Vice-President	March 25, 2013
Sherri A. Brillon	& Chief Financial Officer (Principal Financial Officer)

/s/ William A. Stevenson	Executive Vice-President	March 25, 2013
William A. Stevenson	& Chief Accounting Officer (Principal Accounting Officer)

/s/ Peter A. Dea
Peter A. Dea	Director	March 25, 2013

/s/ Claire S. Farley
Claire S. Farley	Director	March 25, 2013

/s/ Fred J. Fowler
Fred J. Fowler	Director	March 25, 2013

/s/ Suzanne P. Nimocks
Suzanne P. Nimocks	Director	March 25, 2013

/s/ Jane L. Peverett
Jane L. Peverett	Director	March 25, 2013

/s/ Allan P. Sawin
Allan P. Sawin	Director	March 25, 2013

/s/ Brian G. Shaw
Brian G. Shaw	Director	March 25, 2013

/s/ Bruce G. Waterman
Bruce G. Waterman	Director	March 25, 2013

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of Encana Corporation in the United States, on March 25, 2013.

ALENCO INC.

By:	/s/ Sherri A. Brillon
Name: Sherri A. Brillon
Title: President

INDEX TO EXHIBITS

Item	Exhibit
4.1	Amended and Restated Shareholder Rights Plan (incorporated by reference from the Registrant’s Report on Form 6-K included as Exhibit 99.2, furnished to the Commission on April 27, 2010).
4.2	Dividend Reinvestment Plan, amended and restated March 25, 2013.
5.1	Opinion of Blake, Cassels & Graydon LLP as to the legality of the securities being registered.
8.1	Opinion of Blake, Cassels & Graydon LLP regarding Canadian tax matters (contained in Exhibit 5.1).
8.2	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding U.S. tax matters.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of GLJ Petroleum Consultants Ltd.
23.3	Consent of McDaniel & Associates Consultants Ltd.
23.4	Consent of Netherland, Sewell & Associates, Inc.
23.5	Consent of DeGolyer and MacNaughton.
23.6	Consent of Blake, Cassels & Graydon LLP (contained in Exhibit 5.1).
23.7	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (contained in Exhibit 8.2).
24.1	Powers of Attorney (included on the signature page to this Registration Statement).